EXHIBIT 10.1
SECOND AMENDMENT TO LEASE
     This Second Amendment to Lease (“Amendment”) is entered into this 26th day of May, 2006 by and between Brass Creekside, L.P., successor in interest to LM Venture, L.L.C., as “Landlord”, and Emulex Design & Manufacturing Corporation, a Delaware Corporation, as “Tenant”:
WITNESSETH:
     WHEREAS, by that certain Real Estate Lease (Multiple Tenant Building) dated September 12, 2000 (“Initial Lease”), as amended by that certain First Amendment to lease dated February 8, 2001 (as amended, the “Lease”), Landlord leases to Emulex Corporation, a California corporation (“Initial Tenant”), approximately 23,587 square feet of office space located at 1921 Corporate Center Circle, Suite 3B (the “Existing Premises"), The Creekside Business Park, in the city of Longmont, Boulder County, Colorado; referenced being heremade to said Lease for all pertinent purposes;
     WHEREAS, Initial Tenant assigned its interest in the Lease to Tenant pursuant to the terms and conditions of that certain Assignment and Assumption of Lease dated as of May 26, 2006; and
     WHEREAS, Landlord and Tenant desire to amend the Lease.
     NOW, THEREFORE, in consideration of the promises and the mutual benefits to accrue to Landlord and Tenant under and by virtue to this Amendment, Landlord and Tenant hereby amend the Lease as follows:

A.	Section 1.12— Rent and Other Charges Payable by Tenant — Effective June 15, 2006, Monthly Base Rent under the Lease shall be as follows:

Monthly Period	Monthly Base Rental
6/15/06 — 10/14/06	$0.00
10/15/06 — 10/31/06	$11,610.09
11/1/06 — 5/31/07	$21,171.33
6/1/07 — 6/30/07 *	$21,445.07
7/1/07 — 5/31/08	$22,133.67
6/1/08 — 6/30/08 *	$22,646.92
7/1/08 — 5/31/09	$23,096.00
6/1/09 — 6/30/09 *	$23,609.24
7/1/09 — 5/31/10	$24,058.33
6/1/10 — 6/30/10 *	$24,571.58
7/1/10 — 9/30/11	$25,020.67
10/1/11 — 10/14/11	$11,676.31

•	June rent is blended, with the first 14 days of the month being allocated rent at the previously applicable rental rate, and the final 16 days of the month being allocated rent at the increased rental rate.
B.	Section 1.04 — Premises — Effective June 15, 2006, Tenant’s premises shall consist of approximately 23,096 square feet. Tenant agrees that such change in the square footage of the premises shall not be retroactive to the effective commencement date of this amendment and in any event shall not warrant any rental credits, abatements or refunds of base rent or other charges payable by Tenant for any difference in square footage.

C.	Section 1.01 — Lease Term — The term of the Lease is hereby extended for an additional sixty-four (64) month period, expiring October 14, 2011.

D.	Landlord’s Work — Pursuant to a schedule approved by Tenant, Landlord shall cause the entire Existing Premises to be recarpeted and repainted. The carpeting shall have the following specifications: Manufacturer — Shaw; Style — Evolution 50913; Color — Exotic Sea Salt 13315. Tenant shall choose paint color from samples provided by Landlord to Tenant on May 11, 2006. Landlord shall be responsible for the moving, of Tenant’s furniture, fixtures and personal property common to office environments that is required in order to permit Landlord to perform its carpet installation and painting required by this Paragraph C. Tenant shall prepare all furniture and fixtures for such move by securing all loose items and removing all files or paperwork as necessary. In addition, Tenant will need to unplug and secure any electronic equipment which shall include servers, computers and monitors (if applicable). All work to be performed by Landlord pursuant to this Paragraph C shall be referred to herein as the “Landlord’s Work.”

Landlord shall cause the Landlord’s Work to be completed by no later than December 31, 2006. To minimize disruption caused by the performance of Landlord’s Work, Landlord shall cause the Landlord’s Work to be performed on weekends, holidays and after Tenant’s regular business hours. The cost of Landlord’s Work shall be at Landlord’s sole cost and expense, without reimbursement by Tenant.

E.	Renewal Option —

Tenant shall have the right to renew and extend this Lease with respect to the Leased Premises then subject to this Lease for the Renewal Term(s) upon and subject to the following terms and conditions:

1. Tenant may renew the Term of this Lease for one (1) additional five (5) year period (the “Renewal Term”). The Renewal Term shall commence immediately upon the expiration of the original Term if Tenant shall give written notice to Landlord of its exercise of its renewal option no later than one hundred and eighty days (180) prior to the expiration of the Term. If Tenant does not timely exercise its Renewal Option, then Tenant shall have no further right to extend the Term.

2. The exercise by Tenant of the renewal option granted hereinabove must be made, if at all, by written notice executed by Tenant and delivered to Landlord on or before the date set forth hereinabove. Once Tenant shall exercise the renewal option, Tenant may not thereafter revoke such exercise. Tenant shall not have the right to exercise the renewal option at a time Tenant is in default (after the giving of written notice and the expiration of the applicable cure period) under this Lease. Tenant’s failure to timely exercise the renewal option shall conclusively be deemed to be an election against exercising its renewal option.

3. Tenant will accept the Leased Premises in its then “as-is” condition at the commencement of the Renewal Term and Landlord shall have no obligation to make any further improvements or alterations to the Leased Premises.

4. The annual Base Rent for the Renewal Term shall be at ninety-five percent (95%) of the Fair Market Rental (hereafter defined).

5. As used in this Amendment, “Fair Market Rental” shall mean the base or minimum rental rate per square foot of rentable area per year for a nonrenewal arms’ length lease of comparable premises in a comparable project in the Longmont/Boulder, Colorado market (the “Comparison Market”), after giving consideration to all factors that would be considered relevant by a commercial real estate broker, including without limitation (i) the size, location within the building and configuration of the premises, (ii) the amenities of the project in which the building containing the leased premises is located, (iii) the improvements of the premises and the class / quality of the Project, (iv) rental abatement, moving allowances and other monetary inducements being offered to tenants in the Comparison Market, (v) tenant improvement allowances and other construction obligations to be performed or otherwise funded by landlord. Landlord and Tenant shall negotiate in good faith to determine the Fair Market Rental after Landlord receives notice of Tenant’s exercise of its right to extend the term pursuant to this Paragraph E. In the event that Landlord and Tenant have not determined the Fair Market Rent by the commencement date of the Renewal Term, then Tenant shall pay the Base Rent payable under this Lease for the Renewal Term until such time as the base rent for the Renewal Term has been determined. No later than fifteen (15) days after such determination, either Tenant shall pay to Landlord, or Landlord shall refund to Tenant, as may be applicable, the difference between the base rent paid by Tenant for the Renewal Term and the actual rent for the Renewal Term, determined in accordance with this paragraph.

F.	Termination Right — At any time prior to December 14, 2008, Tenant may elect to terminate the Lease effective as of June 14, 2009 (“Termination Date”) by the delivery of written notice of such termination to Landlord. On or before the

Termination Date, Tenant shall pay to Landlord the unamortized balance (amortized on a straight-line basis over the five-year term of this Amendment) of leasing commissions actually paid by Landlord to both Landlord and Tenant Brokers (which commissions shall be (i) to Tenant’s broker, 4% of aggregate triple net base rental amounts for only the 64-month extension of the term pursuant to this Amendment and (ii) to Landlord’s broker, 2% of aggregate triple net base rental amounts for only the 64-month extension of the term pursuant to this Amendment) involved in procuring this Amendment and the unamortized balance of the cost of Landlord’s Work. Upon Tenant’s request, Landlord shall promptly provide Tenant with reasonable evidence and documentation regarding such costs (including without limitation proof of payment and a copy of commission agreements). Provided that Tenant has exercised its termination right pursuant to this Paragraph, on the Termination Date, the Lease shall terminate and Landlord and Tenant shall have no further obligations to each other with respect to obligations first accruing, occurring or arising after the Termination Date. Notwithstanding the above, within 30 days after the completion of the Tenant Improvements, Landlord shall provide Tenant only the applicable leasing costs associated with Tenant’s extension which relate to commissions paid or payable and Tenant Improvements paid or payable.

G.	Satellite / Microwave -

Landlord shall grant Tenant the right to install on the Building, Satellite and/or Microwave Antennae(s) for the reception and transmission of electromagnetic signals. Tenant shall be responsible for the cost of installation, maintenance and removal of such equipment including all applicable repairs to the roof membrane caused by Tenant’s use and installation or removal of such rooftop equipment. Landlord shall have the right to approve the location, method of installation, size and shielding requirements. Landlord’s approval shall not be unreasonably withheld, or delayed. Such use shall be subject to all required government approvals and shall not interfere with Building systems and/or any existing Tenant rooftop communications equipment. Landlord shall cause all parties installing rooftop communications equipment after Tenant’s installation thereof to install, calibrate and otherwise use such equipment in such a manner so that it does not cause any interference with Tenant’s rooftop communications equipment.

H.	Miscellaneous
1.	Tenant and Landlord hereby confirm and ratify all of the terms and conditions of the Lease, except as modified above, and each affirms to the other that neither has any claims, notices of breaches or rights of set-off against the other and that in the event they do, they hereby knowingly waive any such claim, breach or right of set-off. All modifications shall be as of June 15, 2006.

2.	This agreement is made knowingly and with due consultation with such advisors, counselors and consultants as Tenant and Landlord shall each find necessary.

3.	If the same are out of compliance and if required by governmental authority, Landlord shall cause the Common Areas to comply with all applicable laws, codes, regulations and legal requirements, including without limitation the Americans with Disabilities Act and related state and local regulations (collectively, “Applicable Laws”), as the same may change from time to time. The cost of such compliance shall constitute Common Area Costs. If Common Area Costs constitute capital expenses or improvements (as determined pursuant to GAAP), then, such capital expenses or improvements shall be amortized over their useful life with an interest factor equal to the prime rate published from time to time by the Wall Street Journal plus one percent (1%). If, as of the Commencement Date, any condition in the Common Areas failed to comply with Applicable Laws in effect as of the Commencement Date, then the costs incurred to cure such condition shall be at Landlord’s sole cost and expense. Both Tenant and Landlord represent and warrant to the other that, as of the date of this amendment, neither party has knowledge that the Common Areas fail to comply with Applicable Laws. Landlord shall replace up to 12, at its sole cost and expense, damaged or discolored ceiling tiles in the Existing Premises with ceiling tiles of the same size, color, texture and pattern.

4.	Landlord represents and warrants to Tenant that Landlord has obtained all consents (including without limitation lender consents) required as a condition to Landlord’s execution of this Amendment and performance of its obligations under the Lease, as amended by this Amendment. Landlord further represents and warrants to Tenant that Landlord’s execution of this Amendment shall not constitute a breach under any agreement to which Landlord is a party.

5.	Except as amended by this Amendment, the Lease shall remain in full force and effect in accordance with its items and provisions. Unless otherwise defined in this Amendment, all defined terms used in this Amendment shall have the same meaning as attributed to such terms in the Lease.
     Tenant and Landlord confirm and ratify all of the terms and conditions of the Lease, except as modified by this Amendment. To the best of Tenant’s knowledge, without inquiry or investigation, (i) Landlord is not in default in the performance of its obligations under the Lease, and (ii) no condition currently exists which, with the giving of notice and the expiration of time, would constitute a default by Landlord under the Lease. To the best of Landlord’s knowledge, without inquiry or investigation, (i) Tenant is not in default in the performance of its obligations under the Lease, and (ii) no condition currently exists which, with the giving of notice and the expiration of time, would constitute a default by Tenant under the Lease.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties herein have hereunto set their hands the day and year first above written.

Emulex Design & Manufacturing Corporation, a Delaware Corporation		Brass Creekside, L.P.

By:	/s/ James McCluney	By:	/s/ James Stewart

Its:	President and COO	Its:	Agent

Date	May 25, 2006	Date	June 2, 2006